EXHIBIT 10.40

[Form of Retention Agreement, Effective September 20, 2018]
[Tiffany & Co. Letterhead]
[Insert Date]
[Name of Executive]
200 Fifth Avenue
New York, NY 10010
Re: Retention Agreement
Dear [Executive]:
Tiffany and Company and Tiffany & Co. (respectively, “Employer” and “Parent”) wish to take steps to retain key management, it being recognized that future discussions concerning a Change in Control or a decision to cooperate in or effect a Change in Control could result in the departure or distraction of key management at a time when Parent and Employer Board would require the clear and focused attention of experienced management, unafflicted with concerns for personal financial and job security. Accordingly, in order to induce you to remain in the employ of Employer, Parent and Employer have determined to enter into this letter agreement (this “Agreement”) which addresses the terms and conditions of your employment in the event of a Change in Control.
This Agreement will provide you with certain payments and benefits should you incur an Involuntary Termination after a Change in Control Date.
An “Involuntary Termination” means (i) your termination of employment by Employer during the Term without Cause or (ii) your resignation of employment with the Employer during the Term for Good Reason. The terms “Change in Control Date,” “Term,” “Cause,” “Good Reason” and other initially capitalized words and phrases used in this letter agreement shall have the meanings ascribed to them in Appendix I attached.
With respect to your specific situation, you would also have “Good Reason” to resign from employment with Employer if at any time during the Term you are not the [insert basic description of Executive’s job] of the Successor Entity or the Controlling Entity.
1.     Term of Employment under this Agreement. The Term of your employment under this Agreement shall not commence unless and until a Change in Control Date occurs and shall continue thereafter until the second anniversary of the Change in Control Date.
2.    Cash Payments in the Event of Involuntary Termination during the Term; Timing of Payments. In the event of your Involuntary Termination during the Term you will be paid the following amounts in cash by the Employer:

(a)	your Earned Compensation; and

(b)	subject to Section 7 below, a severance payment equal to the sum of (i) two times your Reference Salary and (ii) two times your Reference Bonus.

Payments under (a) and (b) above will be made within ten (10) days of your Date of Termination; provided, however, that if the Change in Control preceding such Involuntary Termination does not constitute a “change in control” as defined in Section 409A of the Code, the payment specified in Section 2(b)(i) above will be paid in the form of monthly salary continuation, and the payment specified in Section 2(b)(ii) will be paid at the same time as bonuses are paid to other employees at your level.
3.    Benefit Continuation in the Event of Involuntary Termination During the Term. In the event of your Involuntary Termination during the Term Employer shall maintain all Benefit Plans in full force and effect, for the continued benefit of you and your eligible dependents for the Benefit Continuation Period. Employer’s obligation under this Section 3 is subject to the following: (i) that the continued participation of you and your eligible dependents is possible under the general terms and provisions of such Benefit Plans (and under the terms of any applicable funding media) and (ii) that you continue to pay an amount equal to your regular contribution under such plans for such participation. The continued participation of you and your eligible dependents in such plans shall also be subject to the additional conditions stated in Appendix II.
4.     Notice of Termination; Employer’s Opportunity to Cure. Any termination of your employment by Employer or by you during the Term shall be communicated by a Notice of Termination to the other parties hereto. No event shall constitute Good Reason for your resignation unless:

(i)
your claim to that effect is communicated by you to Employer in writing within the lesser of (a) 90 days of the event alleged by you to constitute Good Reason and (b) that number of days remaining in the Term (provided, however, that if fewer than ten days remain in the Term, then your claim must be communicated within ten days of the alleged Good Reason event);

(ii)
such event is not corrected by Employer or Parent in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within thirty (30) days of the Employer's receipt of such written notice from you or any longer period agreed upon in writing by you and Employer (such period, the “Cure Period”). For the avoidance of doubt, you will be required to remain in employment during the Cure Period or for the remaining period of the Term, whichever is shorter; and

(iii)
in the event Employer fails to cure such event by the expiration of the Cure Period, the termination of your employment for Good Reason will be deemed effective as of the earlier of (A) the day following the expiration of the Cure Period, or (B) the day prior to the last day of the Term.

5.    No Mitigation or Offset. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer or by pension

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benefits paid by Employer or Employer’s plans after the Date of Termination or otherwise, except as provided in the definition of “Benefit Continuation Period.”
6.     Legal Fees and Expenses Necessary to Enforce Agreement. The Employer shall pay or reimburse you for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by you as a result of any claim, action or proceeding (i) contesting, disputing or enforcing any right, benefits or obligations under this Agreement or which you reasonably claim to have or to be owed to you by Employer or Parent or (ii) arising out of or challenging the validity, advisability or enforceability of this Agreement or any provision hereof.
7.     Limitation. Notwithstanding anything in this Agreement to the contrary, your entitlement to a payment under Section 2(b) above shall be limited (reduced) to the extent necessary so that no payment to be made to you on account of your Involuntary Termination will be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such limitation, your Net After Tax Benefit shall exceed your Net After Tax Benefit if such reduction were not made. “Net After Tax Benefit” means (i) the sum of all payments and benefits that you are entitled to receive under Section 2(b) or under any other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid you (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code.
8.     Successors; Binding Agreement; Respective Responsibilities of Parent and Employer.

(a)
Assumption by Successor. Parent and Employer will each require their respective successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of either, to expressly assume and to agree to perform this Agreement for your benefit in the same manner and to the same extent that the Parent or the Employer, as the case may be, would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve either the Parent or the Employer of its obligations hereunder, and no failure to expressly assume and agree to perform this Agreement shall relieve any successor of its obligations under this Agreement by operation of law.

(b)
Enforceability; Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by you (and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees) and the Parent and Employer and any Person(s) which succeeds to substantially all of the business or assets of the Parent or Employer, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the

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Parent or Employer or otherwise, including, without limitation, as a result of a Change in Control or by operation of law.

(c)
Joint and Several Liability. Parent shall be jointly and severally liable with Employer for all Employer’s obligations hereunder and Employer shall be jointly and severally liable with Parent for all Parent’s obligations hereunder.

9.     Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to Parent or Employer, to the Boards of Directors, Tiffany & Co. and Tiffany and Company, 200 Fifth Avenue, New York, NY 10010, Attn. Legal Department, or, if to you, to you at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.     Miscellaneous.

(a)
Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any later or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter here have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes all prior Retention Agreements between the parties, it being understood and agreed that any such prior Retention Agreement shall be deemed voluntarily surrendered by you in exchange for this Agreement. Parent, acting through the Compensation Committee of the Parent Board, reserves the unilateral right to add additional events that shall constitute a Change in Control to reflect changing techniques for effecting corporate changes in control; such right may not be exercised after the occurrence of such an event.

(b)
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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(d)
No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of Employer or Parent nor shall it affect the terms and conditions of your employment with Employer prior to the commencement of the Term hereof. Failing the occurrence of a Change in Control Date your employment shall continue to be “at will,” meaning that either you or Employer may terminate your employment with or without cause, for any reason or no reason, with or without notice.

(e)	Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

(f)
Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a Benefit Plan which provides otherwise, shall be paid in cash from the general funds of Employer or Parent, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which Employer or Parent may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Employer or Parent hereunder, such right shall be no greater than the right of an unsecured creditor of Parent or Employer, as the case may be.

(g)	Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

(h)
Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and to be performed in this State.

(i)
Notwithstanding anything herein to the contrary, any benefits and payments provided hereunder that are payable or provided to you in connection with a termination of employment that constitute deferred compensation within the meaning of Section 409A of the Code shall not commence in connection with your termination of employment unless and until you have also incurred a Separation from Service, and unless Parent reasonably determines that such amounts may be provided to you without causing you to incur additional tax obligations under Section 409A of the Code. For the avoidance of doubt, it is intended that payments hereunder comply with or satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code. However, if Parent determines that these payments constitute deferred compensation and you are, on the termination of your service, a Specified Employee of Employer, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A of the Code, the timing of the payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation from Service or (ii) the date of your death that occurs after your Separation from Service. In no event shall Parent, Employer, or any Affiliate have any liability or obligation with

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respect to taxes, penalties, interest or other expenses for which you may become liable as a result of the application of Section 409A of the Code.

Notwithstanding anything herein to the contrary, these terms are intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this document shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that any provision under this document is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no amount payable to you shall be subject to an “additional tax” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each payment provided under this document shall be treated as a separate payment. Notwithstanding any other provision of this document, payments provided under this document may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption.

In addition to the provisions regarding Section 409A of the Code set forth above, the following shall apply:

If you notify Parent that you believe that any provision of this document (or of any award of compensation or benefit, including equity compensation or benefits provided herein or at any time during your employment with Employer) would cause you to incur any additional tax or interest under Section 409A of the Code or Parent independently makes such determination, Parent shall, after consulting with you, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof (or award of compensation or benefit) is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Parent without violating the provisions of Section 409A of the Code.
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to Employer the enclosed copy of this letter which will then constitute the agreement among us on this subject.
[Signature Page Follows]

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Sincerely,
TIFFANY & CO. (“Parent”)
By: _________________________________
Name:
Title:     Chief Executive Officer
TIFFANY AND COMPANY (“Employer”)
By: _________________________________
Name:
Title:     Chief Executive Officer
Agreed to as of this _____ day of _______ 201_

[Name of Executive]
Attachment: Appendices I through II

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Appendix I -- Definitions
For purposes of the Agreement, the following initially capitalized words shall have the meanings set forth below:
“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.
“Benefit Continuation Period” means the period beginning on your Date of Termination and ending on the second anniversary of such Date of Termination, provided that such period shall earlier terminate on the commencement date of equivalent benefits from your new employer or your attainment of age sixty-five (65), whichever first occurs.
“Benefit Plan” means all insured and self-insured employee medical and dental welfare benefit plans in which you were entitled to participate immediately prior to your Date of Termination.
“Cause” shall mean a termination of your employment during the Term which is the result of:

a.
your conviction or plea of guilty or nolo contendere to a felony or any other crime involving financial impropriety or moral turpitude or which would tend to subject Parent, Employer or any Affiliate of Parent or Employer to public criticism or materially interfere with your continued employment;

b.	your willful and material violation of the Code of Conduct;

c.
your willful failure or willful refusal to substantially perform or attempt to substantially perform your duties or all such proper and achievable directives issued by your superior or the Parent Board (other than any such failure resulting from your incapacity due to physical or mental illness, any such actual or anticipated failure resulting from a resignation by you for Good Reason, or any such refusal made by you in good faith because you believe such directives to be illegal, unethical or immoral) after you receive a written notice demanding substantial performance and fail to comply within ten (10) business days of receipt of such demand;

d.	your gross negligence in the performance of your duties and responsibilities materially injurious to Parent, Employer or any Affiliate of Parent or Employer;

e.
your willful breach of any material obligation that you have to Parent, Employer or any Affiliate of Parent or Employer under any written agreement that you have with Parent, Employer or such Affiliate;

f.	your fraud, dishonesty or theft with regard to Parent, Employer or any Affiliate of Parent or Employer;

Form of Retention Agreement, effective September 20, 2018	8

g.	your failure to reasonably cooperate in any investigation of alleged misconduct by you or by any other employee of Parent, Employer or any Affiliate of Parent or Employer;

h.	your death; or

i.	your Disability.
For purposes of the previous sentence, no act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you in bad faith toward, or without reasonable belief that your action or omission was in the best interests of, Parent, Employer or an Affiliate of Parent or Employer. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause with respect to items (a) through (g) or item (i) unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4th) of the entire membership of the Parent Board at a meeting called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Parent Board), finding that, in the good faith opinion of the Parent Board, Cause exists as set forth in items (a) through (g) or (i) above.

“Change in Control” shall mean the occurrence of any of the following:

a.
Any Person or group (as defined in Rule 13d-5 under the Exchange Act) of Persons (excluding (i) Parent or any of its Affiliates, (ii) a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportions as their ownership of Parent, or (v) any surviving or resulting entity or ultimate parent entity resulting from a reorganization, merger, consolidation or other corporate transaction referred to in clause (c) below that does not constitute a Change in Control under clause (c) below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

b.
If the individuals who, as of March 16, 2016, constitute the Parent Board (such individuals, the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

c.
The consummation of a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to the consummation of such transaction would not,

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immediately after the consummation of such transaction, own more than fifty percent (50%) of the combined voting power of the surviving or resulting Person or ultimate parent entity resulting from such transaction, as the case may be; or

d.
Assets representing 50% or more of the consolidated assets of Parent and its subsidiaries are sold, liquidated or distributed in a transaction (or series of transactions within a twelve (12) month period), other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of Parent in substantially the same proportions as their ownership of the common stock of Parent immediately prior to such sale or disposition.

“Change in Control Date” shall mean the date on which a Change in Control occurs.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.
“Code of Conduct” shall mean Parent’s (i) Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company and (ii) Business Conduct Policy - Worldwide, as amended from time to time prior to the Change in Control Date and as in effect as of the Change in Control Date.
“Common Stock” shall mean the common stock of Parent.
“Controlling Entity” shall mean the Controlling Person of the Successor Entity if such a Controlling Person exists; otherwise “Controlling Entity” shall mean the Successor Entity.
The “Controlling Person” of any Person shall mean the Person which ultimately controls such first Person and all other Affiliates of such first Person, directly or indirectly, through ownership of voting stock or otherwise.
Your “Date of Termination” shall mean:

a.
if your employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period);

b.	if your employment is terminated by Employer in an Involuntary Termination, five (5) days after the date the Notice of Termination is received by you;

c.
if your employment is terminated by Employer for Cause (other than Disability), the later of the date specified in the Notice of Termination or ten (10) days following the date such Notice is received by you;

d.	if you resign and specify Good Reason, the date specified in Section 4(iii); and

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e.	if you resign and fail to specify Good Reason, the date set forth in your Notice of Termination, which shall be no earlier than ten (10) days after the date such notice is received by Employer.
“Disability” shall mean your incapacity due to physical or mental illness which causes you to be absent from the full-time performance of your duties with Employer for six (6) consecutive months; provided, however, that you shall not be determined to be subject to a Disability for purposes of this Agreement unless you fail to return to full-time performance of your duties with Employer within thirty (30) days after written Notice of Termination due to Disability is given to you.
“Earned Compensation” shall mean:

a.
any earned but unpaid base salary through your Date of Termination at the rate in effect at the time of the Notice of Termination and any earned bonus or incentive award for any completed fiscal year that remains unpaid;

b.	all unused vacation time which you may have accrued as of your Date of Termination; and

c.
a portion of your Reference Bonus pro-rated for your service during the fiscal year in which your Involuntary Termination occurs, calculated on the assumption that all performance targets (including your individual performance targets and corporate performance targets applicable to the Employer and/or to the Successor Entity) have been or will be achieved at 100%.

“Employer” shall mean Tiffany and Company, a New York corporation, and any successor to its business and/or assets by operation of law or otherwise.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.
“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code and interest or penalties with respect to such excise tax.
“Good Reason” means, in addition to those reasons stated in the body of the Agreement, your resignation from employment with Employer as a result of any of the following:

a.	a material adverse change in your duties, authority, responsibilities or reporting responsibility (other than any such change resulting from a period of incapacity due to physical or mental illness);

b.
a material adverse change in other terms or conditions of your employment (including in your salary or target bonus) that are in effect immediately prior to the Change in Control Date, other than (i) a change that has been made on an across-the-board basis for substantially all of Employer’s employees or (ii) subject to sub-section (e) below, a change in equity-based compensation

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(including the reduction or elimination thereof) resulting from the Change in Control;

c.
a failure of any successor to Employer or Parent (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of any agreement between you on one hand and Employer or Parent on the other;

d.
any other action or inaction that constitutes a material breach by Employer or Parent of any agreement between you and Employer. For the avoidance of doubt, any payout of a short-term incentive or annual bonus for a given fiscal year which is less than the target shall not constitute Good Reason, provided that such lower payout is based upon the failure to meet pre-determined performance goals or a good faith determination by Employer or the Compensation Committee of the Parent Board or Stock Option Subcommittee thereof that Parent’s financial performance or your personal performance did not warrant a greater payout;

e.	Parent’s failure to comply with the terms of any equity award granted to you or required by contract to be granted to you;

f.
the relocation of Employer’s office where you were based immediately prior to the Change in Control Date to a location more than fifty (50) miles away, or should Employer require you to be based more than fifty (50) miles away from such office (except for required travel on Employer’s business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control Date); or

g.
without limiting the generality of sub-section (d) above, the failure of Employer and Parent to obtain an express agreement reasonably satisfactory to you from their successors, if any, to assume and agree to perform this Agreement, as contemplated in Section 8(a) of the Agreement.

“Incumbent Board” shall have the meaning provided in sub-section b. of the definition entitled “Change in Control.”
“Involuntary Termination” shall have the meaning provided in the third paragraph of this Agreement.
“Notice of Termination” shall mean a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
“Parent” shall mean Tiffany & Co., a Delaware corporation.
“Parent Board” shall mean the Board of Directors of Parent.

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“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.
“Reference Bonus” shall mean the target annual bonus applicable to you for the year in which your Involuntary Termination occurs (disregarding for this purpose any reduction that is the basis of a Good Reason event). For this purpose, the term “bonus” shall also refer to a cash incentive award under the Tiffany & Co. 2014 Employee Incentive Plan or any successor plan thereto.
“Reference Salary” shall mean the greater of (i) the annual rate of your base salary from Employer in effect immediately prior to the date of your Involuntary Termination and (ii) the highest annual rate of your base salary from Employer in effect at any point during the three-year period ended on the Change in Control Date.
“Regulations” shall mean regulations under Section 280G of the Code, including proposed and temporary regulations, and any successor provisions thereto.

“Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

“Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code.
“Successor Entity” shall mean the Person who is in most immediate control, whether through voting stock ownership of one or more subsidiaries or otherwise, of the worldwide consolidated business of Parent's Affiliates, substantially as such business existed immediately prior to the Change in Control Date whether or not such Person is ultimately controlled by another Person.
“Taxes” shall mean the federal, state and local income taxes to which you are subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which you are then subject.
“Term” shall mean the term of your employment under this Agreement as defined in Section 1.

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Appendix II - Benefit Continuation
(A) In the event that your participation in any Benefit Plan is barred, Employer shall, at its sole cost and expense, arrange to have issued for the benefit of you and your eligible dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Benefit Plan pursuant to Section 3 for the Benefit Continuation Period.
(B) In lieu of the benefits provided in (A) above, if, in the reasonable opinion of Employer, such insurance is not available at a reasonable cost to the Employer, the Employer shall directly provide you and your eligible dependents with equivalent benefits (on an after-tax basis).
(C) If providing the benefits provided in (A) or (B) above may violate applicable law, in the reasonable opinion of Employer, the Employer shall directly provide you with cash payment(s) equal to the cost of equivalent benefits pursuant to (B) above (less applicable withholding).
(D) In either of the circumstances described in (A) or (B), you shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order participate in such Benefit Plan had your Involuntary Termination not occurred.
(E) If at the end of the Benefit Continuation Period you have not reached age sixty-five and you have not previously received or are not then receiving equivalent benefits from a new employer, Employer shall arrange to enable you to convert your and your eligible dependents' coverage under the Benefit Plans to individual policies or programs upon the same terms as employees of the Employer may apply for such conversions. Employer shall bear the cost of making such conversions available to you; you shall bear the cost of coverage under such converted policies or programs.
(F) For the purposes of Section 3 and this Appendix, a dependent will be deemed “eligible” if, at the time in question, you would, if an employee of Employer, be entitled to cover such dependent under the plan in question.

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